www.enhanceheinz.com

Presentation Regarding
H. J. Heinz Company

The Trian Group

July 2006

Heinz: In Need of Change After Eight Years of Value Destruction
--------------------------------------------------------------------------------

Since William R. Johnson became CEO on April 30, 1998, Heinz's share price has declined from $54.50 to $33.70...(1)

 1998            5 Failed               2006
$54.50        Restructurings           $33.70

                                        ...Despite 5 past restructuring attempts

 1998            5 Failed               2006
$54.50        Restructurings           $33.70

                                        2

                         Introduction to the Trian Group

 1998            5 Failed               2006
$54.50        Restructurings           $33.70

Purpose
--------------------------------------------------------------------------------

To explain why we believe the Heinz Board needs to include our nominees for
Heinz to become the company it could be:

-     Shareholder Representation:

o     Trian believes it has assembled a world-class minority slate of directors to drive both operational improvements and restore accountability and credibility

o     This slate will represent all shareholders

o     Trian will only benefit to the extent all shareholders benefit equally

-     Underperformance:

o     Operational and financial performance has been inadequate for multiple years under existing management and board

o     The current management team are serial restructurers--we believe their
      Superior Value and Growth Plan, in all likelihood, will be their sixth failed restructuring attempt

-     Credibility:

o     Management knows performance is lacking and is hiding behind its sixth restructuring plan

o     The Board has not held management or itself accountable for this situation

o     Inaction and misleading propaganda have further eroded credibility

 1998            5 Failed               2006
$54.50        Restructurings           $33.70

                                        4

Introduction to the Trian Group
--------------------------------------------------------------------------------

The Trian Group consists of investment funds and accounts managed by Trian Fund
Management, L.P. and an investment fund managed by Sandell Asset Management
Corp.

-     Trian is an institutional asset management firm founded by Nelson Peltz,
      Peter May and Edward Garden

-     Unique business model

o     Concentrated portfolio of minority positions in underperforming public companies

o     Long-lock capital, which allows for a long-term investment horizon

o     Extensive track record of building businesses through operational excellence, improved execution, strategic redirection, more efficient capital allocation and stronger management focus

-     The Trian Group is seeking a minority Board presence, nominated and elected by shareholders, that will help re-establish Heinz as a high-performance, leading branded consumer products company

o     Second largest shareholder of Heinz with approximately fifteen times as many shares of common stock as Heinz's executive officers and directors combined

o     Approximately $750 million invested

 1998            5 Failed               2006
$54.50        Restructurings           $33.70

                                        5

Building Businesses
--------------------------------------------------------------------------------

Trian's principals have a proven track record of successful value creation through hands-on relationships with management.

-     Actions/Value Added:

      o     Trian acquired a 5.5% stake in Wendy's and outlined a strategic plan entitled "A Recipe for Successful Value Creation" in December 2005
            and subsequently increased its ownership stake to 6.9% in May 2006

      o     Comprehensive plan aimed at significantly reducing costs, increasing focus on the core brands and businesses and divesting non-core assets

-     Results to Date:

      o     Wendy's placed three designees proposed by Trian on its Board of
            Directors in March 2006; the new directors have been working with management and existing Board members to effect positive change

      o     The company has since embraced and has been executing many of the plans and strategies outlined by Trian

      o     In a June 2006 press release reviewing Wendy's plans to increase sales, improve margins and reduce costs, Wendy's Chairman James
            Pickett highlighted the "cooperation and commitment of all members of the [Wendy's] Board to enhancement of shareholder value." We believe this statement by Mr. Pickett attests to the positive working relationship that Trian's three director designees have developed with Wendy's twelve other directors since joining the
            Wendy's board in March 2006

 1998            5 Failed               2006
$54.50        Restructurings           $33.70

                                        6

Building Businesses

TRIAN PARTNERS

Trian's principals have a proven track record of successful value creation through hands-on relationships with management.

- Actions/Value Added:
  - Acquired Snapple from The Quaker Oats Company in May 1997
  - Executed significant operational turnaround through successful product introductions, exciting branding and innovative consumer marketing
  - Reversed several years of dramatic volume declines and consistently grew top-line and bottom-line
  - Eliminated unnecessary bureaucracy and bloated corporate structure; created lean, streamlined organization embodied by a fast-moving, entrepreneurial culture
- End Result:
  - Purchased Snapple for $300 million
  - Sold beverage group for an enterprise value of approximately $1.5 billion in October 2000
- "Snapple responded almost immediately to Triarc's management. Sales, which had been declining 20% a year, turned flat within three months of Triarc's purchase…"* – Harvard Business Review, January 2002
- "Snapple was sold to Triarc and put under the management team led by Mike Weinstein [one of the Trian Group's Heinz director nominees]. They have revitalized the brand by strengthening the distribution agreements, introducing new products and packaging, and returning the marketing approach that has been vital to the success of the brand." – Julian Hardwick, ABN Amro, September 25, 2000

* Sales grew consistently thereafter.

1998 $54.50 → 5 Failed Restructurings → 2006 $33.70

7

Vote Gold

Building Businesses
TRIAN PARTNERS

Trian's principals have a proven track record of successful value creation through hands-on relationships with management.

American National Can

- Actions/Value Added:
  - Acquired interest in Triangle Industries in 1983 with the goal of making Triangle a major industrial force
  - Acquired National Can (1985, $420 million) and the packaging business of American Can (1986, $600 million)
  - Became one of the world's largest packaging companies and a Fortune 100 Industrial company
  - Created significant value by growing sales organically and through acquisitions, keeping overhead lean and properly incentivizing and working closely with management to grow the top-line
- End Result:
  - Interest in Triangle Industries acquired for approximately $72 million
  - Triangle was sold for an enterprise value of approximately $4.2 billion
- "Peltz and May are, in short, what the U.S. needs more of: entrepreneurs with long-term vision. By force of example, they are demonstrating that what industrial America may need most is a vigorous application of aggressive lean management highlighted by a willingness to invest, a commitment to basic markets, and a determination to make products that customers find worth buying. These are straightforward, traditional precepts that much more of the country's industry should start to relearn." – Business Week, September 15, 1986

1998 $54.50 → 5 Failed Restructurings → 2006 $33.70

8

Vote Gold

Building Businesses – Triangle Industries

TRIAN PARTNERS

We have created significant value for shareholders by helping to grow and build businesses

($ in millions)

	1983	1984	1985	1986	1987
Net Revenue	$137	$170	$1,646	$2,668	$4,336
EBITDA[(2)]	$5.6	$10.6	$164.9	$228.9	$419.2
Capital Expenditures	$2.6	$7.1	$55.6	$130.6	$300.1
Employees (000s)	2,100	2,250	14,000	23,000	24,000
Total Plants	7	7	54[(3)]	112	116

In 1988, Fortune magazine[(4)] ranked Triangle Industries as the ***best performer among all Fortune 100 Industrial companies based on "Total Return to Investors" over the previous decade.*** *The vast majority of this value creation came during Messrs. Peltz and May's stewardship at Triangle where they oversaw significant operational and strategic changes, successful acquisitions and highly profitable capital investment.*


Enterprise Value
$5,000
$4,000
$3,000
$2,000
$1,000
$0
$80
$4,200
1983
1988

1998 $54.50 5 Failed Restructurings 2006 $33.70

9

Vote Gold

                           Shareholder Representation

"Would Heinz have said many of these things if Peltz had not pressured it to? We doubt it; after all, it just announced its previous restructuring plan last fall."

                                           Terry Bivens, Bear Stearns, June 2006

 1998            5 Failed               2006
$54.50        Restructurings           $33.70

The Trian Group's Action Plan
--------------------------------------------------------------------------------

-    Take measures to reduce annual costs by at least $575 million

-    Reduce "deals and allowances" by $300 million over time and drive growth by reinvesting these funds in consumer marketing and product innovation

-    Drive profitability by focusing on the key brands and geographies

-    Enhance total shareholder  returns by more  aggressively  returning capital through  increased share  repurchases and maintaining the Company's  target dividend payout ratio of approximately 60%

--------------------------------------------------------------------------------
Just nine days after we issued our plan - and only nine months after announcing their fifth restructuring plan under Mr. Johnson - Heinz management announced restructuring plan number six, which bears a significant resemblance to the
                           Trian Group's action plan.
--------------------------------------------------------------------------------

 1998            5 Failed               2006
$54.50        Restructurings           $33.70

                                       11

The Trian Group's Action Plan (cont.)
--------------------------------------------------------------------------------

Heinz should be run as a high-performance, leading branded consumer products company.

-     Great brands define markets

-     During the past eight years, Heinz's management has failed to properly invest in its brands. Rather, the Company increasingly competes on price because of failure to drive growth through consumer marketing and product innovation

o     Only $148 million of SG&A expense was spent on worldwide advertising in fiscal 2006, representing 1.7% of net revenue, well below the peer group

o     In contrast, Heinz spent $1.9 billion on "marketing support recorded as a reduction of revenue" (typically trade spending "deals and allowances" for the retailer)

"Most times in marketing
companies, and I happen to be
a marketing guy--not a very                     Trian finds it disturbing that
good one, but I was,                            the CEO of a branded consumer
anyway--is that you take the                    products company characterizes
problem and try to market your                  himself as a poor marketer
way out of it. And that
results in a waste of a whole
lot of money"
--William R. Johnson,
June 1, 2006.

--------------------------------------------------------------------------------
      Heinz, above all else, must be a leader in marketing and innovation.
--------------------------------------------------------------------------------

Source: Company's Annual Report on Form 10-K for the fiscal year ended May 3,
2006; peer average for advertising based on Wall Street equity research and company SEC filings.

 1998            5 Failed               2006
$54.50        Restructurings           $33.70

                                       12

The Trian Group's Action Plan (cont.)
--------------------------------------------------------------------------------

Numerous Others

Examples of:

-     Substantial value destruction

-     Lack of commitment

-     No strategic vision

Trian has not said Plasmon, or any business, must be sold. But Heinz cannot afford to repeat history

--------------------------------------------------------------------------------
Plasmon's diminishing market share is just one example of management's inability to properly manage, support and grow the Company's brands.
--------------------------------------------------------------------------------

 1998            5 Failed               2006
$54.50        Restructurings           $33.70

                                       13

The Trian Group's Action Plan (cont.)

TRIAN PARTNERS

- According to the Company's SEC filings, SG&A, in both dollars and as a percentage of net revenue, has increased dramatically while net revenue has decreased by hundreds of millions of dollars

SG&A as % of Net Revenue (Figures Sourced From Heinz's Historical SEC Filings)


Project Streamline /
Del Monte
25%
20
15
18.0%
18.4%
19.7%
20.4%
20.8%
21.8%
2001
2002
2003
2004
2005
Pro Forma 2006

	2001	2002	2003	2004	2005	Pro Forma 2006
Net Revenue ($M)	$8,821	$9,431	$8,237	$8,415	$8,912	$8,400
SG&A ($M)	$1,592	$1,738	$1,625	$1,721	$1,852	$1,831

Source: Historical results based on the Heinz Annual Reports on Form 10-K for the fiscal years ended May 1, 2002 and April 27, 2005. Pro forma fiscal 2006 results based on Heinz's June 2006 analyst presentation.

Note: Net revenue and SG&A for 2001 reflect the Company's restated results following implementation of new accounting standards adopted in fiscal 2002 that transferred a portion of trade spending previously classified as part of SG&A into trade spending that reduced net revenue. Beginning in fiscal 2003, net revenue and SG&A reflect the Del Monte spin-off completed in December 2002. All figures are adjusted to add-back non-recurring expenses and restructuring charges.

1998 $54.50 → 5 Failed Restructurings → 2006 $33.70

14

Vote Gold

The Trian Group's Action Plan (cont.)
--------------------------------------------------------------------------------

The Trian Group's Action Plan would not, as management asserts, cripple the
Company. A careful review of the numbers bears this out.

-     May 23, 2006: The Trian Group put forth an action plan targeting $575 million of cost savings ($400 million reduction in SG&A and $175 million reduction in cost of sales)

      o     This savings number compared to a $30 million cost savings target that management had put forth only months before

-     June 1, 2006: Management responded with a new plan, having found an
      "incremental" $355 million of cost savings ($90 million reduction in
      SG&A and $265 million reduction in cost of sales)

 1998            5 Failed               2006
$54.50        Restructurings           $33.70

                                       15

The Trian Group's Action Plan (cont.)
--------------------------------------------------------------------------------

Another Perspective on Trian's Cost Savings Target:
                                                                 ($ in millions)
--------------------------------------------------------------------------------
Management's Original Cost Savings Target       $ 30   -     Costs identified by management before and after Trian's plan was
Management's New Cost of Sales Savings Target    265         released
                                                ----

                                                $295

Reduced SG&A to Return to 2001 Levels*   $239    -    $315
                                             ----         ----
   Total Implied Cost Savings                $534         $610
   Differential to Reach Trian's Plan          41          (35)
                                             ----         ----
   Trian's Proposed Cost Savings             $575         $575

-     In 2001, Heinz SG&A was 18.0% of net revenue, or $1,592 million, versus 21.8%, or $1,831 million, in pro forma 2006

-     We believe Heinz should be able to at least return to 2001 SG&A levels, implying $239 to $315 million of additional savings*

--------------------------------------------------------------------------------
Had the Trian Group put forth $385 million of targeted savings, would management have said our plan was exactly right?
--------------------------------------------------------------------------------

*     $239 million is calculated by assuming a return to 2001 SG&A levels on a dollar basis. $315 million is calculated by assuming a return to 2001
      SG&A levels as a percentage of net revenue.

 1998            5 Failed               2006
$54.50        Restructurings           $33.70

                                       16

TRIAN PARTNERS

The Trian Group's Action Plan (cont.)

- Although Heinz's SG&A appears to be in-line with its peers, competitors with higher SG&A have considerably higher EBITDA margins, which justifies some of that spending. In addition, those companies with higher SG&A also spend significantly more on advertising.

SG&A as % of Net Revenue


50%
40
30
20
10
0
18.5%
20.7%
21.8%
22.5%
22.8%
27.6%
35.5%
Hershey
Kraft
Heinz (5)
General Mills
Campbell's (6)
Kellogg (6)
Wrigley
Group Average (Excl. Heinz)

	Hershey	Kraft	Heinz	General Mills	Campbell's	Kellogg	Wrigley	Group Average (Excl. Heinz)
EBITDA Margin (Before Advertising)	27.7%	21.3%	20.3%	24.9%	NA	29.7%	33.8%	27.4%
Advertising as a % of Net Revenue	2.6	3.8	1.7	4.1	NA	8.3	10.7	5.9
EBITDA Margin (After Advertising)	25.1%	17.5%	18.6%	20.8%	20.6%	21.4%	23.1%	21.4%

Higher SG&A is acceptable only if it drives the bottom line, which has not been the case at Heinz.

Source: Company SEC filings and presentations.

Note: All figures shown are for the last twelve months of each company's most recent filings. Advertising as a percentage of net revenue is based on each company's last fiscal year end. Heinz figures based on pro forma 2006, as presented in the Company's June 1, 2006 presentation.

1998 $54.50 5 Failed Restructurings 2006 $33.70

17

Vote Gold

Underperformance and Lack of Credibility

"The test of any board of directors is the performance of the company."

Ted Smyth, CAO and SVP, Corporate & Government Affairs, H. J. Heinz Company,
October 1997 (in letter to BusinessWeek)

"The [Heinz] management team has failed to deliver on promises. Heinz is now undergoing its fifth major restructuring program since 1997; none of which have produced the faster growth promised by management."

David Nelson, Credit Suisse, May 2006

 1998            5 Failed               2006
$54.50        Restructurings           $33.70

Heinz: In Need of Change After Eight Years of Value Destruction
--------------------------------------------------------------------------------

Since William R. Johnson became CEO on April 30, 1998, Heinz's share price has declined from $54.50 to $33.70...(1)

 1998            5 Failed               2006
$54.50        Restructurings           $33.70

....Despite 5 past restructuring attempts

 1998            5 Failed               2006
$54.50        Restructurings           $33.70

                                       19

A History of Hyperbole and Over-Promising and Under-Delivering on Actual Results…

TRIAN PARTNERS

Despite the rhetoric, multiple restructurings and over $3.3 billion of net capital invested, management has failed to grow the bottom line.

Reported EPS



Audited Figures From SEC Filings
$4
3
2
1
0
Period during which Heinz management has claimed success
$2.15
$1.29
$2.47
$1.41
$2.36
$1.82
$2.27
$2.13
$1.89

	1998	1999	2000	2001	2002	2003	2004	2005	2006
EPS Excluding Special Items	$2.15	$2.40	$2.57	$2.55	$2.39	$2.03	$2.20	$2.34	$2.10
Special Items	–	($1.11)	($0.10)	($1.14)	($0.03)	($0.21)	$0.07	($0.21)	($0.21)
% of Reported EPS	–	(86.0%)	(4.0%)	(80.9%)	(1.3%)	(11.5%)	3.1%	(9.9%)	(11.1%)

Cumulative Special Items: ($2.94)
Note: Not so special when they occur almost every year

Net Capital Investment (1999–2006) - $M

	1999–2006
Capital expenditures	$2,251
Acquisitions	3,525
Proceeds from Divestitures	(4,402)
Total Writedowns, Costs and Charges from Restructurings	1,970
Total Net Capital Investment	**$3,343**

Source: Company SEC filings and press releases.

1998 $54.50 → 5 Failed Restructurings → 2006 $33.70

20

Vote Gold

TRIAN PARTNERS

…Yet the Hyperbole and Rhetoric Continue

"Heinz is structurally the Company I envisioned four years ago."

William R. Johnson,
Chairman, President and CEO, H.J. Heinz Company
June 1, 2006

- Though management claims that the last four years have shown improvement, important performance metrics do not bear this out.

($ in millions, except per share value)

		2002	2003[7]	2004	2005	Pro Forma 2006
Net Revenue	↓	$9,431	$8,237	$8,415	$8,912	$8,400
EBITDA	↓	1,910	1,576	1,606	1,634	1,560
EBITDA Margin	↓	20.3%	19.1%	19.1%	18.3%	18.6%
Reported EPS (Audited)	↓	2.36	1.82	2.27	2.13	1.89
EPS Excluding Special Items	↓	2.39	2.03	2.20	2.34	2.10
Fiscal Year End Share Price	↓	**$42.80**	**$29.88**	**$38.08**	**$36.87**	**$33.70**[8]

Source: Historical results based on the Heinz Annual Reports on Form 10-K for each respective fiscal year. Pro forma 2006 results based on Heinz's June 2006 analyst presentation. All figures are adjusted to add-back non-recurring expenses and restructuring charges, with the exception of reported EPS.

Note: 2006 EPS numbers based on actual 2006 results. The Company indicated in its June 2006 analyst presentation that pro forma 2006 EPS is estimated at $2.13.

1998 $54.50 → 5 Failed Restructurings → 2006 $33.70

21

Vote Gold

Poor Performance Has Translated Into Negative Shareholder Returns

TRIAN PARTNERS

Despite management's repeated promises, shareholder returns have significantly underperformed for the better part of a decade.

	Total Shareholder Returns[9]		
	8-Year[10]	5-Year	3-Year
Heinz[11]	(10.8%)	2.0%	15.7%
Large-Cap Food Index[12]	26.4	42.0	41.0
Mid-Cap Food Index[13]	54.6	46.1	33.8
S&P 500	28.2	1.7	59.2

(34.0%) excluding cash dividends

Heinz Stock Price Performance: $54.50 to $33.70[14] Under William R. Johnson



$75.00
60.00
45.00
30.00
15.00
Operation Excel
February 17, 1999
Project Streamline
March 15, 2001
Del Monte Spin-Off
June 13, 2002
Growth and
Innovation Plan
September 20, 2005
Superior Value
and Growth Plan
June 1, 2006
William R. Johnson starts as CEO
April 30, 1998
Stock Price: $54.50
Project Millennia
March 14, 1997 5-Year Plan
William R. Johnson, President/COO
Rumors surface of activist involvement
February 6, 2006
Stock Price: $33.70
4/98
9/99
1/01
6/02
10/03
2/05
7/06

1998 $54.50 — 5 Failed Restructurings → 2006 $33.70

22

Vote Gold

Relative Stock Price Performance

TRIAN PARTNERS

Since the start of current management's tenure, Heinz shares have lagged the peer group.

Company	Stock Price April 30, 1998	Stock Price Current	% Increase/(Decrease)
Campbell Soup Company (CPB)	$51.31	$36.95	(28.0%)
General Mills, Inc. (GIS)	33.78	52.19	54.5
The Hershey Company (HSY)	36.63	56.34	53.8
Kellogg Company (K)	41.25	49.33	19.6
Kraft Foods, Inc. (KFT)	31.25	32.56	4.2
Wrigley William Junior Company (WWY)	32.90	45.47	38.2
Heinz	$54.50	$33.70(14)	(38.2%)

Source: Thomson Financial. Data is adjusted for share splits. Kraft Foods data is as of June 13, 2001, the date Philip Morris Company's initial public offering of its Kraft Foods division began trading.

1998 $54.50 — 5 Failed Restructurings → 2006 $33.70

23

Vote Gold

History of Past Restructuring Plans
--------------------------------------------------------------------------------

                    The First Plan: Project Millennia (1997)

   "Heinz has launched this bold initiative, which we call Project Millennia, to deliver the 21st Century early and produce unprecedented competitive strength to ride the global growth wave in terms of brand growth, financial performance and enhanced shareholder value."

                                                             H.J. Heinz Company,
                                                                  March 14, 1997

                                                                 ($ in millions)
--------------------------------------------------------------------------------

                                                                Project
                                                               Millennia
                                                                 1997
                                                               ---------
Expected Annual Cost Savings                                     $ 200
Expected Head Count Reductions                                   2,500
Writedowns, Costs & Restructuring Charges                    $ 728

Source: Company SEC filings and press releases.

 1998            5 Failed               2006
$54.50        Restructurings           $33.70

                                       24

History of Past Restructuring Plans (cont.)
--------------------------------------------------------------------------------

                     The Second Plan: Operation Excel (1999)

      "Operation Excel .... will create the greatest transformation in the history of Heinz"

                                                              William R. Johnson
                                          President and CEO, H.J. Heinz Company,
                                                               February 17, 1999

    "...we are confident that the savings generated by restructuring and the marketing initiatives already underway will generate sustained volume growth and increased shareholder value"

                                                              William R. Johnson
                                          President and CEO, H.J. Heinz Company,
                                                               February 17, 1999

                                                                 ($ in millions)
--------------------------------------------------------------------------------

                                                      Project         Operation
                                                     Millennia          Excel
                                                        1997             1999
                                                     ---------       -----------
Expected Annual Cost Savings                            $200            $200
Expected Head Count Reductions                         2,500         3,000-4,000
Writedowns, Costs & Restructuring Charges           $728           $1,200

Source: Company SEC filings and press releases.

 1998            5 Failed               2006
$54.50        Restructurings           $33.70

                                       25

History of Past Restructuring Plans (cont.)
--------------------------------------------------------------------------------

                    The Third Plan: Project Streamline (2001)

       "Our goal is to make all of our global businesses as competitive as possible as Heinz aims to achieve stronger sales and profit growth."

                                                              William R. Johnson
                                Chairman, President and CEO, H.J. Heinz Company,
                                                                  March 15, 2001

                                                                 ($ in millions)
--------------------------------------------------------------------------------
                                             Project     Operation     Project
                                            Millennia      Excel      Streamline
                                              1997         1999          2001
                                            ---------   -----------   ----------
Expected Annual Cost Savings                   $200        $200           $60
Expected Head Count Reductions                2,500     3,000-4,000     1,900
Writedowns, Costs & Restructuring
  Charges                                      $728       $1,200         $317

Source: Company SEC filings and press releases.

 1998            5 Failed               2006
$54.50        Restructurings           $33.70

                                       26

History of Past Restructuring Plans (cont.)

TRIAN PARTNERS

The Fourth Plan: Del Monte Spin-Off (2002)

"Heinz will become a faster-growing, more focused, international food company, targeting consistent earnings per share increases of 8 to 10 percent per year and targeting 3 to 4 percent increases in annual sales following this transition year."

William R. Johnson
Chairman, President and CEO, H.J. Heinz Company,
June 13, 2002

($ in millions)

	Project Millennia 1997	Operation Excel 1999	Project Streamline 2001	Del Monte Spin-Off 2002
Expected Annual Cost Savings	$200	$200	$60	–
Expected Head Count Reductions	2,500	3,000–4,000	1,900	5,000/100[15]
Writedowns, Costs & Restructuring Charges	$728	$1,200	$317	$269

Source: Company SEC filings and press releases.

1998 $54.50 5 Failed Restructurings 2006 $33.70

27

Vote Gold

History of Past Restructuring Plans (cont.)

TRIAN PARTNERS

The Fifth Plan: Growth & Innovation (September 2005)

"Heinz is becoming an even more attractive investment opportunity as we focus on three strong categories where we have the consumer expertise, the leading brands and operational capabilities to generate stronger and higher quality growth in profits and sales."

William R. Johnson
Chairman, President and CEO, H.J. Heinz Company,
September 20, 2005

($ in millions)

	Project Millennia 1997	Operation Excel 1999	Project Streamline 2001	Del Monte Spin-Off 2002	Growth & Innovation 2005
Expected Annual Cost Savings	$200	$200	$60	–	$30
Expected Head Count Reductions	2,500	3,000–4,000	1,900	5,000/100(15)	–
Writedowns, Costs & Restructuring Charges	$728	$1,200	$317	$269	$157

Source: Company SEC filings and press releases.

1998 $54.50 — 5 Failed Restructurings → 2006 $33.70

28

Vote Gold

History of Past Restructuring Plans (cont.)

TRIAN PARTNERS

The Sixth Plan: Superior Value and Growth (June 2006)

"We have the right strategy, the right brands and the right people to drive the business forward. We are in fighting shape to deliver high quality earnings growth by relentlessly attacking non-value added costs and innovating and growing some of the world's best brands."

William R. Johnson
Chairman, President and CEO, H.J. Heinz Company,
June 1, 2006 (after release of the Trian Group's Action Plan)

($ in millions)

	Project Millennia 1997	Operation Excel 1999	Project Streamline 2001	Del Monte Spin-Off 2002	Growth & Innovation 2005	Superior Value & Growth June 2006
Expected Annual Cost Savings	$200	$200	$60	–	$30	**$355(16)**
Expected Head Count Reductions	2,500	3,000–4,000	1,900	5,000/100(15)	–	**2,700**
Writedowns, Costs & Restructuring Charges	$728	$1,200	$317	$269	$157	–

Release of The Trian Group's Action Plan May 2006

Source: Company SEC filings and press releases.

1998 $54.50 → 5 Failed Restructurings → 2006 $33.70

29

Vote Gold

Summary of Past Restructuring Plans
--------------------------------------------------------------------------------

Heinz management has consistently failed to execute on its plans and promises, trumpeting purported performance while actual results have been disappointing.

-     Had management executed on its five prior plans, Heinz stated it would now have sales of approximately $14 to $15 billion, would have achieved approximately $490 million in cost savings (not including savings from the most recent plan of $355 million, which would bring total savings to $845 million) and we believe would have EPS of between $4.00 and $5.00

-     Instead, the Company recently reported fiscal 2006 sales of $8.6 billion and EPS of $1.89, down from $2.13 in fiscal 2005

 1998            5 Failed               2006
$54.50        Restructurings           $33.70

                                       30

Management Is Always a Couple of Excuses Away from Declaring Victory

TRIAN PARTNERS

"Being diversified is supposed to reduce risk, but with HNZ it has been a 'leaky bucket' situation, where management works to fix one problem just as another one is developing."

John M. McMillin,
Prudential-Financial,
February 2002

According to Heinz management, performance would have been better, but for…

Q2 2002
Foodservice; pet food; seafood; Asia-Pacific

Q3 2002
Restructuring charge; divestitures; pet products; seafood

Q4 2002
Japan; Australia; Food service; pet food

Q1 2003
US Seafood; pet food; Indonesia

Q2 2003
Heinz North America; Southern Europe



Q3 2003
Frozen foods; potato business

Q4 2003
Divestitures; Frozen foods; Zimbabwe

Q1 2004
Europe; Zimbabwe

Q2 2004
Zimbabwe; Frozen foods

Q3 2004
Europe; Asia Pacific

Q4 2004
PLASMON; SmartOnes; Italy; supply chain costs in European Seafood; Zimbabwe

Q1 2005
Asia-Pacific; Promotional activity related to baby food restage in Italy

Q2 2005
Tegel Poultry in New Zealand; European Seafood; Lower volume in Europe and Asia-Pacific

Q3 2005
New Zealand Poultry; Indonesia Poultry; Europe

Q4 2005
UK; Italy; Seafood; Europe; China; Tegel Poultry in New Zealand

Q1 2006
Europe (frozen seafood and hot vegetables); New Zealand Poultry

Q2 2006
Tegel; UK and US Food Poultry

Q3 2006
Asia-Pacific commodity costs

Q4 2006
UK Promotional Activity

Q1 2007
To Come?

1998 $54.50 → 5 Failed Restructurings → 2006 $33.70

31

Vote Gold

Heinz Total Shareholder Returns vs. Industry Through February 2006
--------------------------------------------------------------------------------

However, Mr. Johnson prefers to look at the Company's performance on his terms..."Heinz's Total Shareholder Return has outperformed the average of the food industry since the launch of our strategy in December 2002" (almost five years after becoming CEO)...

Heinz

S&P 500 Packaged Foods Index

The Only Period Which Mr. Johnson Claims Success

Since           18.9%
12/20/02        16.0%

Source: Bloomberg.

Note: Returns adjusted for dividends and assumes the same methodology Heinz has used in its recent presentations. All returns are through February 3, 2006.

 1998            5 Failed               2006
$54.50        Restructurings           $33.70

                                       32

Heinz Total Shareholder Returns vs. Industry Through February 2006 (cont.)
--------------------------------------------------------------------------------

How about since Mr. Johnson became CEO eight years ago...

Heinz

S&P 500 Packaged Foods Index

8-Year(10)      (10.1%)
                 23.0%

The Only Period Which Mr. Johnson Claims Success

Since            18.9%
12/20/02         16.0%

Source: Bloomberg.

Note: Returns adjusted for dividends and assumes the same methodology Heinz has used in its recent presentations. All returns are through February 3, 2006.

 1998            5 Failed               2006
$54.50        Restructurings           $33.70

                                       33

Heinz Total Shareholder Returns vs. Industry Through February 2006 (cont.)
--------------------------------------------------------------------------------

Or over the past seven years...

Heinz

S&P 500 Packaged Foods Index

8-Year(10)    (10.1%)
               23.0%

7-Year        (11.3%)
               31.9%

The Only Period Which Mr. Johnson Claims Success

Since          18.9%
12/20/02       16.0%

Source: Bloomberg.

Note: Returns adjusted for dividends and assumes the same methodology Heinz has used in its recent presentations. All returns are through February 3, 2006.

 1998            5 Failed               2006
$54.50        Restructurings           $33.70

                                       34

Heinz Total Shareholder Returns vs. Industry Through February 2006 (cont.)
--------------------------------------------------------------------------------

Or past six years...

Heinz

S&P 500 Packaged Foods Index

8-Year(10)             (10.1%)
                        23.0%

7-Year                 (11.3%)
                        31.9%

6-Year                  36.5%
                        91.2%

The Only Period Which Mr. Johnson Claims Success

Since                   18.9%
12/20/02                16.0%

Source: Bloomberg.

Note: Returns adjusted for dividends and assumes the same methodology Heinz has used in its recent presentations. All returns are through February 3, 2006.

 1998            5 Failed               2006
$54.50        Restructurings           $33.70

                                       35

Heinz Total Shareholder Returns vs. Industry Through February 2006 (cont.)
--------------------------------------------------------------------------------

Or past five years...

Heinz

S&P 500 Packaged Foods Index

8-Year(10)             (10.1%)
                        23.0%

7-Year                 (11.3%)
                        31.9%

6-Year                  36.5%
                        91.2%

5-Year                   2.0%
                        27.0%

The Only Period Which Mr. Johnson Claims Success

Since                   18.9%
12/20/02                16.0%

Source: Bloomberg.

Note: Returns adjusted for dividends and assumes the same methodology Heinz has used in its recent presentations. All returns are through February 3, 2006.

 1998            5 Failed               2006
$54.50        Restructurings           $33.70

                                       36

Heinz Total Shareholder Returns vs. Industry Through February 2006 (cont.)
--------------------------------------------------------------------------------

Or past four years...

Heinz

S&P 500 Packaged Foods Index

8-Year(10)             (10.1%)
                        23.0%

7-Year                 (11.3%)
                        31.9%

6-Year                  36.5%
                        91.2%

5-Year                   2.0%
                        27.0%

4-Year                   7.7%
                        22.1%

The Only Period Which Mr. Johnson Claims Success

Since                   18.9%
12/20/02                16.0%

Source: Bloomberg.

Note: Returns adjusted for dividends and assumes the same methodology Heinz has used in its recent presentations. All returns are through February 3, 2006.

 1998            5 Failed               2006
$54.50        Restructurings           $33.70

                                       37

Heinz Total Shareholder Returns vs. Industry Through February 2006 (cont.)
--------------------------------------------------------------------------------

Or past three years...

Heinz

S&P 500 Packaged Foods Index

8-Year(10)             (10.1%)
                        23.0%

7-Year                 (11.3%)
                        31.9%

6-Year                  36.5%
                        91.2%

5-Year                   2.0%
                        27.0%

4-Year                   7.7%
                        22.1%

The Only Period Which Mr. Johnson Claims Success

Since                   18.9%
12/20/02                16.0%

3-Year                  17.9%
                        21.0%

Source: Bloomberg.

Note: Returns adjusted for dividends and assumes the same methodology Heinz has used in its recent presentations. All returns are through February 3, 2006.

 1998            5 Failed               2006
$54.50        Restructurings           $33.70

                                       38

Heinz Total Shareholder Returns vs. Industry Through February 2006 (cont.)

TRIAN PARTNERS

Mr. Johnson only likes to measure his "success" from a single point in time when Heinz's stock price had fallen to 64% of the price when he began his tenure as CEO…



Heinz
S&P 500 Packaged Foods Index
The Only Period Which Mr. Johnson Claims Success
Superior Total Shareholder Returns Since FY03
(10.1%)
23.0%
8-Year(10)
(11.3%)
31.9%
7-Year
36.5%
91.2%
6-Year
2.0%
27.0%
5-Year
7.7%
22.1%
4-Year
18.9%
16.0%
Since 12/20/02
17.9%
21.0%
3-Year
0.1%
7.0%
2-Year

Source: Bloomberg.

Note: Returns adjusted for dividends and assumes the same methodology Heinz has used in its recent presentations. All returns are through February 3, 2006.

1998 $54.50 → 5 Failed Restructurings → 2006 $33.70

39

Vote Gold

Heinz Total Shareholder Returns vs. Industry Through February 2006
--------------------------------------------------------------------------------

If Mr. Johnson insists on measuring performance since December 2002...

H.J. Heinz Company      18.9%

S&P 500             49.2%

Triarc Companies Inc.  126.6%

Source: Bloomberg.

Note: Returns adjusted for dividends and assumes the same methodology Heinz has used in its recent presentations. All returns are through February 3, 2006.

 1998            5 Failed               2006
$54.50        Restructurings           $33.70

                                       40

Setting the Record Straight
--------------------------------------------------------------------------------

While we create shareholder value...
--------------------------------------------------------------------------------

-     Triarc acquired Snapple from the Quaker Oats Company in May 1997 for $300 million

-     Introduced new products, branding and consumer marketing

-     Reversed volume declines and consistently grew top-line and bottom-line

-     Eliminated unnecessary bureaucracy

-     Sold beverage group for an enterprise value of approximately $1.5 billion in October 2000

....Heinz gives it away
--------------------------------------------------------------------------------

-     Heinz sold Weight Watchers in July 1999 for $735 million to the Invus
      Group, Inc.(17)

-     Invus "made an outsized profit...[of] 14 times the $223.7 million it invested in 1999"(18) when it took Weight Watchers public in November 2001

-     Today Weight Watchers has a market capitalization of $4.1 billion, an enterprise value of $4.7 billion and has grown EBITDA more than three-fold since the Heinz sale

-     In June 2006, Nestle acquired Jenny Craig noting the importance of "weight management as a key competence" and the growing relevance of health trends in the food industry

 1998            5 Failed               2006
$54.50        Restructurings           $33.70

                                       41

The Trian Group's Proposed
Director Nominees

 1998            5 Failed               2006
$54.50        Restructurings           $33.70

Need for Shareholder Representation
--------------------------------------------------------------------------------

We believe that the complexity of the changes required at Heinz requires new directors who are willing to become actively involved in helping management to improve operations and who are willing to hold management accountable for performance.

-     Each of the Trian Group's nominees brings a diverse array of critical operational skills, fresh perspectives and a proven track record to the
      Boardroom

-     Each of our nominees intends to work closely with management to develop a successful strategic plan for Heinz and will seek to work with the rest of the Board to help ensure its successful implementation

-     We believe that Heinz needs new Board members with significant branding, marketing and corporate finance expertise, who understand the issues the
      Company is facing and who can help management make informed decisions and execute its plans

      o     Two of our nominees, Nelson Peltz and Peter May, have a 30+ year track record of working with management teams to improve financial results and build significant shareholder value, especially in the area of consumer products, food and beverage businesses. Both have served on the board of directors of numerous public companies

      o     Mike Weinstein has been called a "branding expert" and has substantial consumer products marketing experience--as CEO of
            Snapple, he played a critical role in revitalizing the Snapple brand; he has also served as President, Global Innovation for
            Cadbury Schweppes.

 1998            5 Failed               2006
$54.50        Restructurings           $33.70

                                       43

Need for Shareholder Representation (cont.)

TRIAN PARTNERS

- Ed Garden has significant capital markets experience, having been a senior investment banker at Credit Suisse, BT Alex Brown and Bankers Trust. In addition to his duties at Trian, he currently serves as Vice Chairman and a member of the Board of Directors at Triarc Companies. He has been responsible for the significant growth of one of Triarc's core businesses, Deerfield Capital Management. Under his leadership, in the two years since it was acquired by Triarc, Deerfield has grown assets under management by over 50% to $12.3 billion.

- Greg Norman is a highly successful entrepreneur. His Great White Shark Enterprises, Inc. is a multinational corporation devoted to the development, branding and marketing of golf and the golf life-style. His apparel line, the Greg Norman Collection has nearly $100 million in annual sales. His Greg Norman Estates is the largest exporter of premium Australian wine in the world. As Business Week also noted, "As head of Great White Shark Enterprises Inc., Norman presides over a sprawling empire that spans everything from golf course design to winemaking and turf grass."

1998 $54.50 → 5 Failed Restructurings → 2006 $33.70

44

Vote Gold

Need for Shareholder Representation (cont.)
--------------------------------------------------------------------------------

-     We believe Trian Group's five director nominees will offer an engaged, proactive, and detail oriented level of Board participation. By way of example, we note changes recently implemented at the Wendy's International
      Board where the Trian Group currently has director designees:

      -     The Wendy's Board established 3 new committees to enhance
            shareholder value, including a Financial Advisory Committee and
            Strategic Planning Advisory Committee, that "are reflective of the cooperation and commitment of all members of the Board to
            enhancement of shareholder value" (James Pickett, Chairman, Wendy's
            International)

Each of the Trian Group nominees are ready to work with other Directors and the
 Company's management team on behalf of Heinz shareholders to help create value for all shareholders.

 1998               5 Failed          2006
$54.50            Restructurings     $33.70

                                       45

Existing Board Committees

TRIAN PARTNERS

We believe that the Heinz Board of Directors is the appropriate forum to ensure that accountability and credibility are restored to Heinz.

Name	Board	Management Development and Compensation	Audit	Corporate Governance	Public Issues	Executive
William R. Johnson	(x)					(x)
Charles E. Bunch	x	x	x			
Mary C. Choksi	x		x		(x)	x
Leonard S. Coleman, Jr.	x		x	x	x	
Peter H. Coors	x	(x)		x		x
John G. Drosdick	x		x		x	
Edith E. Holiday	x	x		x		
Candace Kendle	x		x	x		
Dean R. O'Hare	x	x	(x)		x	x
Dennis H. Reilley	x	x		x		
Lynn C. Swann	x			x	x	
Thomas J. Usher (Presiding Director)	x	x		(x)	x	x

- We will maintain continuity across each of the existing Heinz committees
- However, we believe all of the committees need improvement, particularly the compensation committee, which has not linked pay to performance and has not facilitated the creation of a strong corporate infrastructure
- We believe that it is necessary for all five of our nominees to represent shareholders to ensure that accountability and credibility is present on each committee
- We believe Mr. Johnson should remain on the Board, as it is important for the Board and management to have an open and constructive dialog

Note: Names shaded in yellow represent directors to be replaced by the proposed Trian nominees. Names that have circles indicate Chairperson of the Committee.

1998 $54.50 5 Failed Restructurings 2006 $33.70

46

Vote Gold

Management Compensation

TRIAN PARTNERS

Annual incentive bonuses for management, as well as Mr. Johnson's total compensation, have increased, while the Company's operating performance, along with its share price, have deteriorated.

($ in millions)

	Management Annual Incentive Bonus		William R. Johnson Salary and Bonus		Reported EPS		EPS Excluding Special Items		Stock Price	
Fiscal 2006	$37	↑ 42.3%	$3.4	↑ 16.6%	$1.89	↓ 11.3%	$2.10	↓ 10.3%	$33.70[14]	↓ 8.6%
Fiscal 2005	$26		$3.0		$2.13		$2.34		$36.87	

- Notwithstanding the increase in management incentive bonuses and Mr. Johnson's total compensation, Heinz's failure to meet its own internal performance goals has resulted in no payouts under the Company's Performance Unit Awards Program.

"In fiscal year 2006, Heinz generated strong sales growth, operating profit and cash flow."

William R. Johnson
June 1, 2006

"…we are pleased with the FY '06 performance as we successfully completed our transformation initiatives while exceeding the expectations we set at our analyst day back in September 2005."

Art Winkleblack
June 1, 2006

"Performance awards are tied to the Company's financial measures of net income and sales growth…no awards were earned or paid for the two year period ending May 3, 2006."

Heinz 10-K
dated June 20, 2006
Heinz Proxy
dated July 10, 2006

Source: Heinz Annual Report for fiscal 2006 and proxy statement dated July 5, 2006.

1998 $54.50 → 5 Failed Restructurings → 2006 $33.70

47

Vote Gold

Recent Events
--------------------------------------------------------------------------------

Though Mr. Johnson recently told investors that Heinz's repurchase of shares at the current price represents "good value," The Wall Street Journal noted that
Mr. Johnson has taken advantage of the recent increase in the share price to sell some of his own shares.

Mr. Johnson on Behalf of Shareholders:

"The Board has also authorized the repurchase of $1 billion of additional shares over the next two years...

 ...Frankly we feel like it's--the buy is a good value"

                                                              William R. Johnson
                                                    Chairman, President and CEO,
                                                              H.J. Heinz Company
                                                                    June 1, 2006

Mr. Johnson on Behalf of Himself:

"Mr. Johnson has benefited from the stock-price increase that has accompanied
Mr. Peltz's demands...Mr. Johnson reported selling 223,127 shares in the
Pittsburgh condiment maker last week for an average price of $42.39...From
February, when reports surfaced that Mr. Peltz was about to launch a proxy fight with Heinz, until last week when Mr. Johnson sold shares, the company's stock price rose more than 15%"

                                                         The Wall Street Journal
                                                                   June 14, 2006

 1998            5 Failed               2006
$54.50        Restructurings           $33.70

                                       48

Interlocking Director Relationships Inhibit Effective Oversight at Heinz
--------------------------------------------------------------------------------

University of Pittsburgh

Allegheny Conference on
Community Development

Amerada Hess Corporation

The PNC Financial
Services Group, Inc.

PPG Industries, Inc.

Grocery Manufacturers
Association

Business Roundtable

Marathon Oil Corporation

Pittsburgh Cultural Trust

US Steel

Augusta National Golf Club

Hercules Incorporated

Extra Mile Foundation

William R. Johnson

Charles E. Bunch

Thomas J. Usher

Edith E. Holiday

Dennis H. Reilley

Peter H. Coors

John G. Drosdick

Note: Includes current and former positions.

 1998            5 Failed               2006
$54.50        Restructurings           $33.70

                                       49

Conclusion
--------------------------------------------------------------------------------

The Trian Group's director nominees are committed to acting in the best interest of ALL shareholders and will seek to effect prudent and thoughtful decision making, thus enabling management to successfully execute a value-enhancing strategic plan for Heinz.

                           Shareholder Representation

                                Underperformance

                                  Credibility

 1998            5 Failed               2006
$54.50        Restructurings           $33.70

                                       50

      Appendix
      Operational Benchmarking

   The following pages were prepared by Bear, Stearns & Co. Inc.

 1998            5 Failed               2006
$54.50        Restructurings           $33.70

Operational Benchmarking

TRIAN PARTNERS

LFY Net Sales Growth from Price(1)


Average: 2.4%
(0.1%)
4.0%
2.1%
2.0%
2.0%
1.9%
NA
5%
4
3
2
1
0
(1)
(3)
(4)

LFY Organic Sales Growth(2)


Average: 5.8%
3.7%
7.0%
6.4%
6.0%
6.0%
5.0%
4.2%
10%
8
6
4
2
0
(3)
(5)

LTM Gross Profit Margin


Average: 42.3%
37.4%
53.2%
44.8%
41.0%
40.2%
39.1%
35.7%
70%
60
50
40
30
20
10
0
(3)

LTM EBITDA Margin


Average: 21.4%
18.6%
25.1%
23.1%
21.4%
20.8%
20.6%
17.5%
40%
30
20
10
0

Source: Company SEC filings, Wall Street research, and conference call transcripts.
(1) "LFY" stands for Latest Fiscal Year. KFT calls this metric net pricing increases, GIS calls this price/product mix/foreign currency exchange growth, CPB calls this price and sales allowances growth and K calls this pricing/mix growth. WWY does not include a net sales growth from price metric.
(2) Represents net sales growth from price plus net sales growth from volume/mix. Companies generally define net sales growth from volume/mix as either volume growth or volume increases. Campbell's calls this metric volume/mix increase.
(3) Source: Heinz Management Presentation dated June 1, 2006.
(4) For the fiscal year ended May 29, 2005. Includes impact from foreign currency exchange and excludes a 3% decrease in net sales due to trade and coupon promotion expenses. This metric is not disclosed in the Company's fiscal year ended May 28, 2006 earnings release on Form 8-K.
(5) Represents shipment growth only, as net sales growth from price is not disclosed for fiscal 2005.

1998 $54.50 → 5 Failed Restructurings → 2006 $33.70

52

Vote Gold

Operational Benchmarking
--------------------------------------------------------------------------------

LTM Advertising as a % of Net Sales
--------------------------------------------------------------------------------
Average: 5.9%
1.7%
10.7%
8.3%
4.1%
3.8%
2.6%
NA

LTM Capital Expenditures as a % of Net Sales(3)
--------------------------------------------------------------------------------
Average: 4.2%
2.7%
7.2%
4.0%
3.8%
3.7%
3.6%
3.0%

Four-Year EPS CAGR(4)
--------------------------------------------------------------------------------
(5.4%)
(3.2%)
2.5%
1.8%
7.3%
(1.2%)
7.0%
3.0%
7.3%
(3.5%)
9.2%
10.3%
19.4%
17.3%

As Reported

Excluding Special Items

Source: Company filings and Wall Street research.

(1)   For the fiscal year ended May 29, 2005. Includes impact from foreign currency exchange; this metric is not disclosed in the Company's fiscal year ended May 28, 2006 earnings release on Form 8-K.

(2)   Advertising expense is not disclosed.

(3)   Net of cash received from sales of property, plant and equipment.

(4)   As of each Company's last FYE.

 1998            5 Failed               2006
$54.50        Restructurings           $33.70

                                       53

Endnotes
--------------------------------------------------------------------------------

(1)   Heinz's closing share prices are as of April 30, 1998 and February 6,
      2006, per the Company's website. Share prices are not adjusted for dividends or the spin-off of assets to Del Monte in December 2002 (Heinz's shareholders received approximately $3.45 in value, in Del Monte shares, per Heinz share as part of this transaction). February 6, 2006 marked the beginning of a period during which the Company's average daily trading volume rose significantly above historical levels and, on or about that time, rumors began to spread of activist involvement in the stock. See
      Endnote 14.

(2)   For the year ended 1984, the financials were adjusted downward to reflect the disposition of Rowe. In 1984, prior to the adjustment, Triangle revenues including full year contribution from Rowe International, Inc.
      were $291 mm and earnings before interest, taxes, depreciation and amortization ("EBITDA") was $18 mm. Analysis reflects revenues adjusted for the Rowe disposition of $169.5 mm and assumes constant margins for
      Triangle in 1984.

(3)   National Can Corporation also had at least one research and development facility.

(4)   April 25, 1988.

(5)   See footnote 19 to the Company's Annual Report on Form 10-K for the period ended May 3, 2006. Only includes advertising costs included in SG&A
      (and not netted against revenue) as we believe this measure is more comparable to how peer companies report advertising.

(6)   For the Campbell Soup Co. and the Kellogg Co., SG&A as a percentage of net revenue and EBITDA margin are both adjusted for stock compensation expense recognized in 2006 in accordance with the new provisions of SFAS
      123R. The adjustments are $65.0 million and $15.4 million, for the
      Campbell Soup Co. and the Kellogg Co. respectively. Additionally, advertising expenses are not disclosed for the Campbell Soup Co.

(7)   Post spin-off of assets to Del Monte. Heinz shareholders received approximately $3.45 in value (in Del Monte shares) per Heinz share as part of this transaction.

(8)   Share price as of February 6, 2006. See Endnote 14.

(9)   Total Shareholder Returns reflect changes in share price plus dividends.
      All share prices used to calculate Total Shareholder Returns throughout this presentation are as of February 6, 2006. See Endnote 14.

(10)  As of April 30, 1998, when current management began its tenure.

(11)  Adjusted to reflect the value of Del Monte shares received by Heinz shareholders upon completion of the transaction in December 2002.

(12)  Includes Conagra Foods Inc., Campbell Soup Co., General Mills Inc.,
      Hershey Co., Kellogg Co., Sara Lee Corp., Wm. Wrigley Jr. Company,
      Unilever NV, Cadbury Schweppes PLC, Nestle NA, and Group Danone.

(13)  Includes Hain Celestial Group, The J.M. Smucker Company, Lance Inc.,
      McCormick & Company Inc., NBTY Inc., Ralcorp Holdings Inc. and Tootsie
      Roll Industries Inc.

(14)  All calculations of share prices throughout this presentation are as of
      February 6, 2006. From February 6, 2006 through June 20, 2006, the
      Company's share price rose 23%. During that time period, we believe nothing material changed at the Company operationally or strategically. In addition, February 6, 2006 marked the beginning of a period during which the Company's average daily trading volume rose significantly above historical levels and, on or about that time, rumors began to spread of activist involvement in the stock. Therefore, we do not believe that shareholder returns since February 6, 2006 are reflective of fundamental changes in the performance of the Company or actions of management.

(15)  Approximately 5,000 Heinz employees were to be transferred to Del Monte and less than 100 jobs throughout the Heinz US and Canadian operations were to be eliminated per Heinz 8-K dated June 12, 2002.

(16)  The $355 million in savings is incremental to the $30 million from the
      September 2005 plan.

(17)  The Invus Group, Inc. acts as an exclusive advisor to Artal Luxembourg,
      S.A.

(18)  Source: The Deal.com dated February 1, 2006.

 1998            5 Failed               2006
$54.50        Restructurings           $33.70

                                       54

--------------------------------------------------------------------------------

THIS PRESENTATION IS FOR GENERAL INFORMATIONAL PURPOSES ONLY. IT DOES NOT HAVE
REGARD TO THE SPECIFIC INVESTMENT OBJECTIVE, FINANCIAL SITUATION, SUITABILITY,
OR THE PARTICULAR NEED OF ANY SPECIFIC PERSON WHO MAY RECEIVE THIS PRESENTATION,
AND SHOULD NOT BE TAKEN AS ADVICE ON THE MERITS OF ANY INVESTMENT DECISION. THE
VIEWS EXPRESSED HEREIN REPRESENT THE OPINIONS OF THE TRIAN GROUP, AND ARE BASED
ON PUBLICLY AVAILABLE INFORMATION WITH RESPECT TO H. J. HEINZ COMPANY (THE
"ISSUER"). CERTAIN FINANCIAL INFORMATION AND DATA USED HEREIN HAVE BEEN DERIVED
OR OBTAINED FROM FILINGS MADE WITH THE SECURITIES AND EXCHANGE COMMISSION
("SEC") BY THE ISSUER OR OTHER COMPANIES THE TRIAN GROUP CONSIDERS COMPARABLE.

THE TRIAN GROUP HAS NOT SOUGHT OR OBTAINED CONSENT FROM ANY THIRD PARTY TO THE
USE OF PREVIOUSLY PUBLISHED INFORMATION AS PROXY SOLICITING MATERIAL. ANY SUCH
STATEMENTS OR INFORMATION SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH
THIRD PARTY FOR THE VIEWS EXPRESSED HEREIN. NO WARRANTY IS MADE THAT DATA OR
INFORMATION, WHETHER DERIVED OR OBTAINED FROM FILINGS MADE WITH THE SEC OR FROM
ANY THIRD PARTY, ARE ACCURATE.

THE TRIAN GROUP SHALL NOT BE RESPONSIBLE OR HAVE ANY LIABILITY FOR ANY
MISINFORMATION CONTAINED IN ANY SEC FILING OR THIRD PARTY REPORT. THERE IS NO
ASSURANCE OR GUARANTEE WITH RESPECT TO THE PRICES AT WHICH ANY SECURITIES OF THE
ISSUER WILL TRADE, AND SUCH SECURITIES MAY NOT TRADE AT PRICES THAT MAY BE
IMPLIED HEREIN. THE ESTIMATES, PROJECTIONS, PRO FORMA INFORMATION AND POTENTIAL
IMPACT OF THE TRIAN GROUP'S ACTION PLAN SET FORTH HEREIN ARE BASED ON
ASSUMPTIONS WHICH THE TRIAN GROUP BELIEVE TO BE REASONABLE, BUT THERE CAN BE NO
ASSURANCE OR GUARANTEE THAT ACTUAL RESULTS OR PERFORMANCE OF THE ISSUER WILL NOT
DIFFER, AND SUCH DIFFERENCES MAY BE MATERIAL. THIS PRESENTATION DOES NOT
RECOMMEND THE PURCHASE OR SALE OF ANY SECURITY. MEMBERS OF THE TRIAN GROUP
RESERVE THE RIGHT TO CHANGE ANY OF THEIR OPINIONS EXPRESSED HEREIN AT ANY TIME
AS THEY DEEM APPROPRIATE. THE TRIAN GROUP DISCLAIMS ANY OBLIGATION TO UPDATE THE
INFORMATION CONTAINED HEREIN.

UNDER NO CIRCUMSTANCES IS THIS PRESENTATION TO BE USED OR CONSIDERED AS AN OFFER
TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY. MEMBERS OF THE TRIAN
GROUP CURRENTLY HOLD SHARES OF COMMON STOCK REPRESENTING AN AGGREGATE OWNERSHIP
OF APPROXIMATELY 5.5% OF THE OUTSTANDING COMMON STOCK OF THE ISSUER. THE TRIAN
GROUP MANAGES FUNDS AND ACCOUNTS THAT ARE IN THE BUSINESS OF TRADING - BUYING
AND SELLING - PUBLIC SECURITIES. IT IS POSSIBLE THAT THERE WILL BE DEVELOPMENTS
IN THE FUTURE THAT CAUSE ONE OR MORE MEMBERS OF THE TRIAN GROUP FROM TIME TO
TIME TO SELL ALL OR A PORTION OF THEIR SHARES IN OPEN MARKET TRANSACTIONS OR
OTHERWISE (INCLUDING VIA SHORT SALES), BUY ADDITIONAL SHARES (IN OPEN MARKET OR
PRIVATELY NEGOTIATED TRANSACTIONS OR OTHERWISE), OR TRADE IN OPTIONS, PUTS,
CALLS OR OTHER DERIVATIVE INSTRUMENTS RELATING TO SUCH SHARES. THE MEMBERS OF
THE TRIAN GROUP ALSO RESERVE THE RIGHT TO TAKE ANY ACTIONS WITH RESPECT TO THEIR
INVESTMENTS IN THE ISSUER AS THEY MAY DEEM APPROPRIATE, INCLUDING, BUT NOT
LIMITED TO, COMMUNICATING WITH MANAGEMENT OF THE ISSUER, THE BOARD OF DIRECTORS
OF THE ISSUER AND OTHER INVESTORS OR CONDUCTING A PROXY SOLICITATION WITH
RESPECT TO THE ELECTION OF PERSONS TO THE BOARD OF DIRECTORS OF THE ISSUER.

THE TRIAN GROUP HAS PREVIOUSLY FILED ITS DEFINITIVE PROXY STATEMENT WITH THE SEC
AND HAS BEGUN THE PROCESS OF MAILING ITS DEFINITIVE PROXY STATEMENT AND GOLD
PROXY CARD TO SHAREHOLDERS. SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY
STATEMENT AND OTHER RELATED DOCUMENTS, AS THEY CONTAIN IMPORTANT INFORMATION.
COPIES OF THE PROXY STATEMENT ARE AVAILABLE FREE OF CHARGE ON THE SEC'S WEBSITE
AT HTTP://WWW.SEC.GOV OR BY CONTACTING INNISFREE M&A INCORPORATED BY
TELEPHONE AT (877) 456-3442 OR BY E-MAIL AT INFO@INNISFREEMA.COM.

 1998            5 Failed               2006
$54.50        Restructurings           $33.70

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